Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 29, 2008, with respect to the consolidated financial statements of Bookham, Inc. contained in the Registration Statement on Form S-4 and the related Amendments thereto. We consent to the use of the aforementioned report in the Registration Statement on Form S-4, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
San Francisco, CA
March 24, 2009